EXHIBIT 99.2

Thursday May 4, 7:29 am Eastern Time

Company Press Release

SOURCE: RSL Communications, Ltd.

RSL Communications, Ltd. Reports First Quarter 2000 Results

Record European Revenues - Data Revenues Up 52% Sequentially - Customer Base Up 11% Sequentially - Announced Sales of Non-Core Assets Expected to Generate Proceeds in Excess of $500 Million

HAMILTON, Bermuda and NEW YORK, May 4 /PRNewswire/ -- RSL Communications, Ltd. (Nasdaq: RSLC - news), a premier global integrated communications provider focused on data/Internet and voice services, today announced first quarter 2000 results with revenues of $375.9 million, up 10.5% over first quarter 1999. Currency fluctuations negatively impacted reported revenues by approximately $21 million versus first quarter 1999 ($9 million versus fourth quarter 1999). Normalized EBITDA(a) was $1.3 million versus negative EBITDA of ($7.9) million a year ago, a $9.2 million improvement. EBITDA was $5 million below expectations primarily due to the accelerated expansion by telegate, an international directory assistance provider in Germany, into new markets. Net loss per share for the quarter was $1.51.

Itzhak Fisher, President and Chief Executive Officer of RSL COM said, "I am very pleased with the progress we made in the first quarter. We generated record European revenues, rapidly grew data/Internet products and increased the number of end-user customers, all while continuing to achieve positive EBITDA. We are aggressively executing our plan to monetize non-core assets to improve our financial strength and fund key growth areas. This week we made major announcements in this area. We have entered today into an alliance with SEAT which provides the opportunity to sell our telegate investment. Earlier this week, we launched an initial public offering of 100% of our Australian subsidiary. We expect these two actions to raise in excess of $500 million in cash."

Donald R. Shassian, Chief Operating Officer of RSL COM commented: "Our customer base continues its robust growth as we serve 46.8% more customers than one year ago and 10.7% more than the end of last year. Our implementation of a broader product portfolio is clearly beginning to present results. We now offer data and Internet services in Australia, Austria, Canada, Finland, Germany, Switzerland, UK and the US. In fact, our data revenue grew 51.6% over last quarter and stands at $55 million on an annualized basis, excluding our two recently acquired UK data/Internet acquisitions which are expected to close in the second quarter."

First Quarter 2000 Results

Consolidated revenues for the first quarter 2000 were $375.9 million, compared to $340.3 million for the first quarter 1999 and $393.0 million for the fourth quarter 1999.

Revenues from operations in Europe, RSL COM's largest market segment, were $222.1 million in the first quarter 2000, an increase of 46.0% over the first quarter of 1999, and an increase of 1.4% over the fourth quarter of 1999. After giving effect to foreign exchange fluctuations, first quarter 2000 revenues in Europe were up 59.6% over the first quarter of 1999 and were up 5.3% over the fourth quarter 1999. Revenues from operations in North America were $99.5 million in the first quarter 2000, compared to $148.4 million in the first quarter 1999, and $120.2 million in the fourth quarter 1999. The North America revenue decline is consistent with the Company's 1999 decision to de-emphasize certain marginally profitable wholesale and prepaid card products in the USA. Revenues from Asia/Pacific and Latin America operations were $52.5 million in the first quarter 2000, compared to $39.3 million in the first quarter 1999, an increase of 33.6% and essentially flat compared to fourth quarter 1999. After giving effect to foreign exchange fluctuations, Asia/Pacific and Latin America revenues were up 2.2% over the fourth quarter of 1999.

Operations in Europe contributed 59.1% of consolidated revenues in the first quarter 2000 compared to 44.7% in the first quarter 1999 and 55.7% in the fourth quarter 1999 as RSL COM executes its strategy to focus on the higher growth and higher margin European market. Revenues from operations in North America were 26.5% of consolidated revenues in the first quarter 2000 versus 43.6% in the first quarter 1999 and 30.6% in the fourth quarter 1999. Revenues from Asia/Pacific and Latin America operations were 14.0% of consolidated revenues in the first quarter 2000 versus 11.6% in the first quarter 1999 and 13.4% in fourth quarter 1999. deltathree.com's revenues represent the balance.

Cost of services in the first quarter 2000 was $261.4 million, an increase of 4.4% from $250.4 million in the first quarter 1999, but were down from $269.3 million in the fourth quarter 1999.

The gross margin percentage(b) (excluding deltathree.com) was 30.4% in the first quarter 2000, compared to a normalized 26.4% in the first quarter 1999 and 31.4% in the fourth quarter 1999. RSL COM's European operations reported a gross margin of 32.5% in the first quarter 2000, compared to 34.7% in the first quarter 1999, and 36.5% in the fourth quarter 1999. European gross margins declined primarily due to higher costs resulting from increased traffic temporarily routed off net. This traffic will be carried over our Pan European and national networks as they become operational throughout this year. The seasonal receipt of annual mobile rebates from the underlying carriers in the fourth quarter also contributed to this decline. RSL COM's North American gross margin percentage was 22.3% in the first quarter 2000, up from 19.0% in the first quarter 1999 and 20.4% in the fourth quarter 1999. Consolidated selling, general and administrative expense was $119.7 million in the first quarter 2000, compared to $124.4 million in the fourth quarter 1999, a decrease of $4.7 million. SG&A expense as a percent of revenue, excluding deltathree.com, was 30.0% in the first quarter 2000 which was flat compared to the fourth quarter 1999.

The company recorded non-cash compensation expense of $3.1 million in the first quarter 2000 relating to stock incentive awards previously granted to employees, primarily at deltathree.com.

Normalized EBITDA for the first quarter 2000 was $1.3 million, which increased $9.2 million from $(7.9) million a year ago. Normalized EBITDA in the fourth quarter of 1999 was $5.3 million. The sequential normalized EBITDA decline was primarily due to telegate's accelerated expansion into new markets, the aforementioned pressures on European gross margins, and the absence of billing revenues as a result of the anticipated acquisition in the second quarter 2000 of two independent distributors in Spain.

Net loss in the first quarter 2000 was $85.2 million, compared to a loss of $57.0 million in the first quarter 1999 and a net loss of $109.5 million in the fourth quarter last year. Net loss per share was $1.51 for the first quarter 2000.

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This release may contain forward-looking statements within the meaning of the
"Safe Harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations or beliefs and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those set forth in such statements. Factors which may affect actual results ("Cautionary Statements") include, but are not limited to, the Company's entering into newly opened markets, the integration of acquisitions and new operations, substantial capital requirements, general economic factors, the impact of rapid industry changes, increased competition, pricing pressures, government regulation, the availability of transmission facilities, reliance on sophisticated information systems, risks associated with year 2000 compliance, devaluation and currency risks, as well as other risks referenced from time to time in the Company's filings with the Securities and Exchange Commission. For a detailed discussion of these and other Cautionary Statements, please refer to the Company's filings with the SEC, including in the first paragraph of the "Management's Discussion and Analysis of Financial Condition and Results of Operations" section of the Company's Form 10-K for the fiscal year ended December 31, 1999 and in the "Risk Factors" section of the Company's registration statement on Form S-4 filed with the Securities and Exchange Commission in November 1999. All subsequent written and oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by such Cautionary Statements. The Company does not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

   This release is available on the RSL COM website at http://www.rslcom.com.

                             RSL Communications Ltd.
                      Consolidated Statements of Operations
                      (In Thousands, except per share data)
                                    Unaudited

                                         Three Months Ended
                                              March 31,
                                       2000            1999      % Change

Revenues                           $375,883        $340,281           10%
Operating costs and expenses:
 Cost of services                  (261,366)       (250,391)           4%
 Selling, general and
  administrative expenses          (119,661)        (97,842)          22%
 Non-cash compensation expense       (3,055)             --
 Depreciation and amortization      (49,252)        (37,079)          33%

 Operating costs and expenses      (433,334)       (385,312)          12%

Loss from operations                (57,451)        (45,031)          28%
Interest income                       4,874           6,055          -20%
Interest expense                    (38,559)        (28,998)          33%
Other (expense) income -- net          (392)            115           N/A
Foreign exchange transaction
 gain                                 5,049           9,688          -48%
Minority interest                     3,332           1,431           N/A
Loss in equity interest of
 unconsolidated subsidiaries         (1,927)           (224)          N/A
Income taxes                           (169)             --           N/A

Net loss                           $(85,243)       $(56,964)          50%

Net loss per share of common
 stock                               $(1.51)         $(1.08)          40%

Weighted average number of
 shares of common stock
 outstanding                         56,555          52,930            7%

EBITDA (a)                           $1,285        $(7,919)           N/A

                             RSL Communications Ltd.
                                Supplemental Data
                                    Unaudited

                                      Three Months Ended
                                          March 31,
                                   2000            1999      % Change
Revenue: (in thousands)
 North America
  -- Fixed Wire / Data          $47,059         $59,074          -20%
  -- Mobile                          19              --           N/A
  -- Carrier / Card              52,389          89,346          -41%
                                 99,467         148,420          -33%
 Europe
  -- Fixed Wire / Data           86,840          60,775           43%
  -- Mobile                      91,993          66,042           39%
  -- Carrier / Card              43,243          25,294           71%
                                222,076         152,111           46%
 Asia / Pacific and
  Latin America
  -- Fixed Wire / Data           25,267          20,038           26%
  -- Mobile                      25,257          16,663           52%
  -- Carrier / Card               2,004           2,606          -23%
                                 52,528          39,307           34%

 deltathree.com(c)                1,812             443           N/A

Consolidated revenues
 per minute(d)                    $0.13           $0.19          -31%

Billable Voice Minutes
 (in thousands):
 North American                 744,185         758,101           -2%
 European
 -- fixed wire                  765,192         372,604           N/A
 -- mobile                      191,412         104,210           N/A
 Asia and Other
 -- fixed wire                   88,425          57,393           54%
 -- mobile                       40,216          25,622           57%
 deltathree.com                  28,365           2,467           N/A

Customers as of
 March 31, 2000                Business     Residential        Mobile
 North American                  89,481          40,523            --
 European                        70,526         225,456       475,829
 Asia and Other                  10,071         135,680       127,759
                                170,078         401,659       603,588

(a) EBITDA, as used herein, consists of loss from operations before depreciation and amortization. EBITDA has also been normalized to exclude non-cash compensation expense and to exclude the EBITDA loss of deltathree.com, the Company's publicly held internet telephony unit.
(b) Gross margin percentage is defined as revenues less cost of services divided by revenues.
(c) Excludes services provided to other RSL COM operating companies of $4.8 million for the first quarter 2000 and $1.6 million for the first quarter of 1999.
(d) Consolidated revenue per minute consists of consolidated revenues less: revenues derived from equipment sales, revenues generated from directory assistance and mobile and data services, divided by total billable minutes excluding minutes generated from the Company's mobile and data services.

SOURCE: RSL Communications, Ltd.